EXHIBIT 20.2


FOR RELEASE:   IMMEDIATELY

CONTACT:       MICHAEL S. JACOBS, SENIOR VICE PRESIDENT
               (203) 861-7750
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                            CAPITAL GROWTH HOLDINGS
                           REINCORPORATES IN DELAWARE

GREENWICH, CONNECTICUT, JUNE 30, 1997...Capital Growth Holdings, Ltd. (OTC Bulletin Board "CGHL") formerly a Colorado Corporation, announced today that on June 25, 1997, upon recommendation of the Company's Board of Directors and after approval of the Company's shareholders, the Company reincorporated under the laws of the State of Delaware.

Capital Growth Holdings, Ltd. is developing a diversified financial services company pursuing world-wide business opportunities. The Company's wholly owned subsidiary, International Capital Growth, Ltd., is an investment banking firm specializing in raising capital from global financial markets for companies demonstrating significant opportunities for growth.